                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number: 333-45479

PROSPECTUS SUPPLEMENT DATED MARCH 3, 1998 TO PROSPECTUS DATED FEBRUARY 9, 1998

         Integrated Electrical Services, Inc. reported operating results for the three months ended December 31, 1997, as follows:

            INTEGRATED ELECTRICAL SERVICES, INC. PRO FORMA COMBINED
                         SUMMARY RESULTS OF OPERATIONS
                (Dollars in Thousands, Except Per Share Amounts)
                                  (Unaudited)

                                                                                     Three Months Ended
                                                                                        December 31,
                                                                                -----------------------------
                                                                                    1996            1997
                                                                                ------------   --------------
 Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    76,378    $      86,342
 Gross profit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         17,685           19,202
 Operating income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6,655            7,569
 Income before income taxes  . . . . . . . . . . . . . . . . . . . . . . . .          6,604            7,323
 Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,653            4,092
 Earnings per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           0.15             0.17
 Shares used in pro forma computation of earnings per share  . . . . . . . .     24,415,336       24,415,336

                        HOUSTON-STAFFORD ELECTRIC, INC.
                         SUMMARY RESULTS OF OPERATIONS
                             (Dollars in Thousands)
                                  (Unaudited)

                                                                                     Three Months Ended
                                                                                        December 31,
                                                                                -----------------------------
                                                                                    1996             1997
                                                                                -------------   -------------
 Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    17,431     $    23,851
 Gross profit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,254           5,160
 Operating income (loss) . . . . . . . . . . . . . . . . . . . . . . . . . .            848          (1,964)
 Income (loss) before income taxes . . . . . . . . . . . . . . . . . . . . .            849          (1,982)
 Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            459          (1,162)

         Total pro forma combined revenues for the first quarter of fiscal 1998 increased 13.0% to $86.3 million compared with $76.4 million in the first quarter of fiscal 1997. Pro forma combined operating income rose 13.7% to $7.6 million from $6.7 million in the first quarter of fiscal 1997. Pro forma combined net income for the quarter was $4.1 million, or $0.17 per share, versus $3.7 million, or $0.15 per share, in the comparable period of fiscal 1997, a 13.3% improvement in earnings per share. Revenue growth was primarily driven by high demand of both commercial and residential services.